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Exhibit 10.10

                               Services Agreement
                               ------------------

This Services Agreement (the "Agreement"), documents the business relationship between each of driversshield.com Corp., a Delaware corporation ("driversshield"), driversshield's parent, First Priority Group, Inc., a New York corporation ("FPG"), Electronic Data Systems Corporation, a Delaware corporation ("EDS"), and EDS Information Services L.L.C., a Delaware limited liability company ("EIS"), and describes the terms and conditions under which EDS will perform for driversshield the website design and website hosting services described below. The obligations of EDS set forth in this Agreement will be performed by EDS, itself and through its direct and indirect wholly-owned subsidiaries, including EIS. All references to EDS in this Agreement will be deemed to include all such subsidiaries, and EDS and driversshield may be referred to in this Agreement individually as a "party" and together as the "parties".

1. Term, Definitions, and Exhibits. The term of this Agreement will begin on September 15, 1999 (the "Effective Date"), and, unless earlier terminated as provided in Section 11 of this Agreement, will continue through December 31, 2003. Such original term may be extended by mutual written agreement of the parties. Unless defined elsewhere in this Agreement, or the context clearly indicates otherwise, all capitalized terms used in this Agreement shall have the definitions set forth in Exhibit A. This Agreement shall consist of the terms and conditions set forth herein, as well as the following Exhibits, which are incorporated herein:

                  Exhibit A: Definitions
                  Exhibit B: Description of  EDS Services
                  Exhibit C: driversshield's Role
                  Exhibit D: Compensation
                  Exhibit E: Confidentiality
                  Exhibit F: Warranties and Covenants
                  Exhibit G: Indemnities

2. EDS Services. The EDS Services to be provided by EDS hereunder shall consist of the Design and Development Services, the Operational Services, and the Additional Services, and will be performed in two separate phases, as set forth below:

         (a) Design and Development Services. During the period from September 15, 1999 through the Operational Date, the EDS Services will consist of design and development services (the "Design and Development Services") to provide driversshield with an internet website and underlying database management application in accordance with a jointly developed and mutually agreeable technical specification (the "Website Specification"). Upon completion of joint acceptance testing by both parties in accordance with mutually agreeable acceptance criteria, driversshield will transition the Website from a test environment to an operational environment by making the Website available for operational use (processing "live" Repair data) by insurance carriers.

         (b) Operational Services. After the Operational Date, the EDS Services will consist of the basic and, if required, the incremental services generally described in Exhibit B (the "Operational Services").

         (c) Additional Services. From time to time, driversshield may request, and EDS may provide, services in addition to those expressly required to be provided hereunder (the "Additional Services").

3. Representatives. During the term of this Agreement, EDS and driversshield will each maintain a representative who will be its primary point of contact in dealing with the other under this Agreement and will have the authority and power to make decisions with respect to actions to be taken by it under this Agreement. Either party may change its representative by giving notice to the other of the new representative and the date upon which such change will become effective. In performing its obligations under this Agreement, EDS will be entitled to rely upon any routine instructions, authorizations, approvals or other


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         information provided to EDS by driversshield's representative or, as to areas of competency specifically identified by such representative, by any other driversshield personnel identified by driversshield's representative, from time to time, as having authority to provide the same on behalf of driversshield in such person's area of competency. Unless EDS knew of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, EDS will incur no liability or responsibility of any kind in relying on or complying with any such instructions, authorizations, approvals or other information.

4. driversshield's Role. During the term of this Agreement and in addition to the other obligations of driversshield described herein, driversshield will, at its own cost and expense, have the obligations to EDS described in Exhibit C. driversshield acknowledges and agrees that EDS' ability to perform the EDS Services in accordance with this Agreement is contingent upon driversshield's timely performance of those obligations assigned to driversshield hereunder. driversshield agrees and acknowledges that it shall not use the Website to process, track or record any collision repair information of any other person or entity (including its Affiliates) deriving revenue therefrom until driversshield and EDS have agreed upon an equitable adjustment in EDS' compensation hereunder.

5.       Payment.

         (a) Design and Development Services. In consideration for the performance of the Design and Development Services as described in Section 2(a) above, driversshield will pay EDS the lesser of (i) Three Hundred and Fifty Thousand Dollars ($350,000.00), or (ii) the rate of One Hundred and Twenty Five Dollars ($125.00) per hour (which rate will be increased to One Hundred and Fifty Dollars ($150.00) per hour effective January 1, 2000) for each hour of Design and Development Services provided. EDS will submit a written invoice to driversshield monthly in arrears reflecting the amount owed to EDS by driversshield for Design and Development Services provided during the previous month, with such supporting documentation as driversshield reasonably requests, and driversshield will pay the invoiced amount by the 15th day following receipt by driversshield of the invoice.

         (b) Operational Services. Within the first ten (10) days of each month of this Agreement beginning with the Operational Date, in consideration for the performance of the Operational Services as described in Section 2(b) above, driversshield will pay EDS the EDS Percentage applicable to the prior month, as set forth on Exhibit D. The EDS Percentage covers all of EDS' out of pocket expenses related to providing the services that EDS is expressly required to perform hereunder.

         (c) Additional Services. For any Additional Services provided by EDS hereunder, EDS will (unless otherwise set forth in Sections B-1(a), B-2(b)(i), or B-3(b)(i) of Exhibit B), invoice driversshield therefor at the EDS Labor Rate, plus any expenses associated therewith, which amounts shall be paid in accordance with Section 5(d); provided, however, that the Fulfillment Services and the transition services described in
                  Section 11(d) will be invoiced at EDS' then current commercial billing rates.

         (d) Invoicing. Unless expressly agreed otherwise, driversshield shall pay all invoiced amounts by the fifteenth (15th) day following receipt by driversshield of EDS' invoice. For all EDS Services provided, driversshield will pay or reimburse EDS for all taxes, assessments, duties, permits and fees, however designated, that are levied upon this Agreement, the EDS Services or the software, equipment, materials or other property, or their use, provided hereunder, excluding income or franchise taxes that are based on or measured by EDS' net income. EDS will submit a written invoice to driversshield monthly in arrears reflecting the amount owed to EDS by driversshield for such expenses or taxes incurred during the previous month, with such supporting documentation as driversshield reasonably requests, and driversshield will pay the invoiced amount by the 15th day following receipt by driversshield of the invoice. Any past due amounts hereunder will bear interest until paid at a rate of interest equal to the lesser of (i) the prime rate established from time to time by Citibank of New York plus two percent or (ii) the maximum rate of interest allowed by applicable law.


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         (e)      Audit Rights. Upon EDS' request, driversshield will provide
                  EDS or its designee with access to its facilities, books and records, for audit as reasonably necessary to determine the amounts due to EDS hereunder. Upon driversshield's request, EDS will provide driversshield or its designee with access to its facilities, books and records, for audit as reasonably necessary to determine the amounts due to driversshield hereunder; provided, however, that in no event will EDS be required to disclose its internal costs.

6. Employees. The EDS personnel performing the EDS Services will be and remain the employees of EDS, and EDS will provide for and pay the compensation and other benefits of such employees, including salary, health, accident and workers' compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees. During the term of this Agreement and for a period of 12 months thereafter, neither party will solicit, directly or indirectly, for employment or employ any employee of the other who is or was involved in the performance of the EDS Services without the prior written consent of the other.

7. Confidentiality and Announcements. EDS and driversshield will have the confidentiality obligations set forth in Exhibit E. Neither party will make any media release or other public announcement relating to or referring to this Agreement without the other's prior written consent.

8. Warranties and Additional Covenants. EDS and driversshield will have the obligations relating to warranties and additional covenants set forth in Exhibit F.

9. Ownership. Each party will retain all rights in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the Effective Date, or acquired or developed after the Effective Date without reference to or use of the intellectual property of the other party. All software that is licensed by a party from a third party vendor will be and remain the property of such vendor. EDS shall obtain any applicable third party consents or licenses necessary for EDS to host the Website as required hereunder, and, thereafter, such consents or licenses shall be the responsibility of driversshield. Subject to any third party rights or restrictions and the other provisions of this
         Section 9, driversshield will own the deliverables that (a) are developed and delivered by EDS under this Agreement and (b) are paid for by driversshield (the "Deliverables"). Notwithstanding anything to the contrary in this Agreement, EDS (i) will retain all right, title and interest in and to all software development tools, know-how, methodologies, processes, technologies or algorithms used in performing the EDS Services which are based on trade secrets or proprietary information of EDS or are otherwise owned or licensed by EDS (collectively, "tools"), (ii) will be free to use the ideas, concepts, methodologies, processes and know-how which are developed or created in the course of performing the EDS Services and may be retained by EDS' employees in intangible form and (iii) will retain ownership of any EDS-owned software or tools that are used in producing the Deliverables and become embedded in the Deliverables. EDS hereby grants to driversshield a perpetual (subject to compliance with this sentence), royalty-free, nontransferable, nonexclusive license to use such embedded software and tools (if any) solely in connection with driversshield's internal use and exploitation of the Deliverables and only so long as such software and tools (if any) remain embedded in the Deliverables and are not separated therefrom. No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement. Nothing in this Agreement will require EDS or driversshield to violate the proprietary rights of any third party in any software or otherwise. The provisions of this Section 9 will survive the expiration or termination of this Agreement for any reason.

10. Mediation; Arbitration. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a "Dispute"), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this Section 10 (the "AAA"). If the parties are unable to agree on the mediator, the mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration

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         conducted in accordance with and subject to the Commercial Arbitration
         Rules of the AAA then applicable. One arbitrator will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases therefor. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 10 and initiated by driversshield will take place in Plano, Texas, and in Plainview, New York if initiated by EDS. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this Section 10 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of the EDS Services by EDS. Each party acknowledges and agrees that the other party may seek injunctive relief in order to enforce the covenants set forth in Section 16(b) and (c). Nothing in this Section 10 prevents the parties from exercising their right to terminate this Agreement in accordance with Section 11.

11.      Termination.

         (a) Default. If either party materially defaults in the performance of any of its obligations under this Agreement, which default (a) if of a non-monetary nature, is not substantially cured within 60 days after notice is given to the defaulting party specifying the default or, with respect to those defaults that cannot reasonably be cured within 60 days, should the defaulting party fail to proceed within 60 days to commence curing the default and thereafter to proceed with all reasonable diligence to substantially cure the default, or (b) if of a monetary nature, is not cured within 10 days after notice is given to the defaulting party specifying the default, the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

         (b) Other Than Default. This Agreement may be terminated for reasons other than default as set forth below:

                  (i) If, during the final two (2) calendar months of the First Contract Year, the Contracted Net Revenue averages less than Two Hundred and Twenty Five Thousand Dollars ($225,000.00) per month, then either party shall have the option to terminate this Agreement upon thirty (30) days' prior written notice, which option must be exercised within thirty
                           (30) days following the date that driversshield provides EDS with such information as set forth in Section C-1 of Exhibit C; or

                  (ii) If the EDS Revenues for the Second Contract Year are less than Three Million, Two Hundred and Fifty Five Thousand Dollars ($3,255,000.00), then EDS shall have the option to terminate this Agreement upon thirty
                           (30) days' notice, which option must be exercised within sixty (60) days following the end of the Second Contract Year; or

                  (iii) If the EDS Revenues for the Third Contract Year are less than Twelve Million, Eight Hundred Thousand Dollars ($12,800,000.00), then EDS shall have the option to terminate this Agreement upon thirty (30) days' notice, which option must be exercised within sixty (60) days following the end of the Third Contract Year; or

                  (iv) If, during any two (2) consecutive calendar months after EDS begins to provide the incremental services that are described in Sections B-2(b), B-3(b) or B-4(b) of Exhibit B, the Contracted Net Revenue or the EDS Revenues, as applicable, fall below the amounts that "triggered" EDS' provision of such additional services, EDS may terminate this Agreement upon sixty (60) days' written notice; provided, however, that (A) during this 60-day period


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                           the parties will negotiate in good faith an amendment
                           to this Agreement in lieu of such termination, and
                           (B) if the parties are unable to agree to such an amendment, EDS will provide the transition services described in subparagraph 11(d) below.

         (c) Effect of Termination or Expiration. Upon expiration or termination of this Agreement for any reason, (i) EDS will cease to perform the EDS Services for driversshield; and (ii) driversshield will pay to EDS all sums due to EDS as a result of the EDS Services performed through the effective date of such expiration or termination, including the then current EDS Percentage applicable to any Repair, or data relating thereto, that was processed, tracked, or otherwise recorded using the Website prior to such expiration or termination. Expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed will survive any such expiration or termination or (ii) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

         (d) Transition Services. In connection with the termination of this Agreement, EDS will, at driversshield's request and at EDS' then current commercial billing rates, assist in the orderly transition and migration to driversshield of the Deliverables and the EDS Services then being performed by EDS, including assisting driversshield in the installation of any hardware and/or software or equipment purchased by driversshield in connection with the transition.

12. Indemnities. EDS and driversshield will have the indemnity obligations set forth in Exhibit G.

13.      Liability.

         (a) General Limitation. Neither party's liability to the other (and any Affiliate) for any damages arising out of or related to this Agreement, whether based in contract, equity, negligence, tort or otherwise (excluding willful misconduct), will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, the lesser of (i) the sum of the payments to EDS hereunder during the six (6) months prior to the event giving rise to the liability, or (ii) Five Million Dollars ($5,000,000.00).

         (b) Limitation on Other Damages. In no event will the measure of damages payable by either party include, nor will either party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

         (c) Contractual Statute of Limitations. No claim, demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either party against the other. The provisions of this Section 13 will survive the expiration or termination of this Agreement for any reason.

14. Excused Performance. Neither party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that party's reasonable control (each, a "force majeure event"), including natural disasters, riots, war, civil disorder, court orders, acts or omissions of the other party or third parties, acts or regulations of governmental bodies, labor disputes or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, or other equipment failure, and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts.

15. Export Regulations. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data. Notwithstanding


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         anything to the contrary in this Agreement, neither party will directly or indirectly export (or reexport) any computer hardware, software, technical data or derivatives of such hardware, software or technical data, or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or (c) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each Party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding reexport or other certificates or documents as are reasonably requested to obtain approvals, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement. The provisions of this Section 15 will survive the expiration or termination of this Agreement for any reason.

16.      Right to Engage in Other Activities; Limited Restrictions; Exclusivity.

         (a) General Right to Engage in Other Activities. driversshield acknowledges and agrees that EDS may provide information technology services for third parties at any EDS facility that EDS may utilize from time to time for performing the EDS Services. Except as expressly set forth in Section 16(b), nothing in this Agreement will impair EDS' right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and EDS Services contemplated by this Agreement.

         (b) Limited Restrictions. In consideration of driversshield's exclusivity covenant described in Section 16(c), EDS agrees that:

                  (i) it will not, prior to January 17, 2001, enter into an agreement with any party to design, develop and operate a website with functionality substantially similar to that of the Website, and the purpose of which is to provide insurance carriers with the ability to offer its individual insureds (as opposed to its corporate or fleet customers) collision repair management services in the United States of America, Canada, Mexico or Puerto Rico (collectively, "North America") via the internet; and

                  (ii) it will not, prior to January 17, 2001, dedicate any of the three (3) key Website developers (David Shapiro, Jay Dunning and Christine Boudreau), to the design and development of a website with functionality substantially similar to that of the Website for an EDS client that is in the business of providing insurance carriers with the ability to offer its individual insureds (as opposed to its corporate or fleet customers) collision repair management services in North America via the internet; and

                  (iii) it will not, prior to January 17, 2004, enter into an agreement with any party under which (i) EDS is required to design, develop and operate a website with functionality substantially similar to that of the Website, and the purpose of which is to provide insurance carriers with the ability to offer its individual insureds (as opposed to its corporate or fleet customers) collision repair management services in North America via the internet, and (ii) EDS' compensation under for such services is based upon a percentage of the client's revenues;

                  provided, however, that the restrictions enumerated in this
                  Section 16(b) shall lapse upon termination or expiration of this Agreement for any reason.

         (c) Exclusivity. driversshield shall market, promote and utilize the Website exclusively to support its respective clients providing individual insureds (as opposed to corporate or fleet customers) with collision repair management services in North America via the internet.


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17.      Notices. All notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth herein. All notices under this Agreement that are addressed as provided in this Section 17, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given upon receipt. Either party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

18. FPG Guarantee. From the Effective Date through the Operational Date, FPG hereby unconditionally guarantees the performance by driversshield of all of driversshield's duties and obligations under this Agreement (including payment for the Design and Development Services), which guarantee is an absolute, present and continuing guaranty of performance. Beginning with the Operational Date and ending with the earlier of the first date that (i) driversshield's voting stock is publicly traded over a nationally recognized exchange, or (ii) the percentage of FPG's ownership of driversshield's voting stock falls below fifty percent (50%), or (iii) FPG controls less than fifty percent (50%) of the total voting rights of driversshield, FPG shall guarantee the performance of driversshield's duties and obligations hereunder (including payment of the EDS Percentage) in proportion to the percentage of FPG's equity in driversshield. The guarantee shall remain in full force and effect without regard to, and the obligations of FPG shall not be affected or impaired by: (a) any amendment or modification of or addition or supplement to any of the respective guaranteed obligations; (b) any extension, indulgence or other action or inaction in respect of any of the respective guaranteed obligations;
         (c) any exercise or nonexercise of any right, remedy, power or privilege in respect of such guarantee, or any of the respective guaranteed obligations; (d) any transfer of assets to, or any consolidation or merger with or into, any person corporation, partnership or other entity; (e) any bankruptcy, insolvency, reorganization or similar proceeding: (f) any assignment or subcontract by driversshield; or (g) any other circumstance, whether or not FPG shall have had notice or knowledge of any of the foregoing. FPG unconditionally waives (i) notice of any of the matters referred to in the preceding sentence and (ii) all notice which may be required by statute, rule of law or otherwise to preserve the rights thereof, including, without limitation, the right to notice of default, presentment to and demand of payment and protest for non-payment or dishonor. Any notice to FPG must be in writing and delivered in accordance with the terms, and to the address of such party, originally set forth in this Agreement.

19. Other. Where agreement, approval, acceptance or consent of either party is required by this Agreement, such action will not be unreasonably withheld or delayed. The Parties are independent contractors, and this Agreement will not be construed as constituting either party as partner, joint venturer or fiduciary of the other. If any provision (other than a provision relating to any payment obligation) of this Agreement or the application thereof to any persons or circumstances is, to any extent, held invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the extent permitted by law. Nothing in this Agreement may be relied upon or will benefit any party other than EDS and driversshield. This Agreement (a) will be governed by the substantive laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), (b) may not be assigned by either party without the prior written consent of the other (except that EDS will have the right to perform the EDS Services itself and through its direct and indirect wholly-owned subsidiaries and to subcontract to unaffiliated third parties portions of the EDS Services, so long as EDS remains responsible for the obligations performed by any of its subsidiaries or subcontractors to the same extent as if such obligations were performed by EDS employees), (c) may not be changed or modified orally or through a course of dealing, but only by a written amendment or revision signed by the parties and (d) together with the exhibits attached hereto (each of which is incorporated into this Agreement by this reference), constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding any previous or contemporaneous representations, understandings or agreements with respect thereto.


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In Witness Whereof, the parties have duly executed and delivered this Agreement as of the date first set forth above.

driversshield.com CORP.                    ELECTRONIC DATA SYSTEMS
                                                      CORPORATION

By:                                        By:
     -----------------------------             -------------------------------

Title:                                     Title:
       --------------------------                 ----------------------------

Address:51 East Bethpage Rd.               Address: 5400 Legacy Drive; Mail Stop
        Plainview, NY  11803-4224                   Plano, TX  75024

Date:                                      Date:
     ----------------------------               -------------------------------


FIRST PRIORITY GROUP, INC.                 EDS INFORMATION SERVICES L.L.C.
[For purposes of Section 18 only]

By:                                        By:
   ------------------------------            ----------------------------------

Title:                                     Title:
      ---------------------------                 -----------------------------

Address:                                   Address: 5400 Legacy Drive; Mail Stop
        -------------------------          Plano, TX  75024

Date:                                      Date:
     ----------------------------                -------------------------------

                                    Exhibit A

                                   Definitions

As used in this Agreement, the following terms shall be defined as follows:

Affiliate shall mean every corporation or other entity directly or indirectly controlling, controlled by or under the direct or indirect common control with driversshield. A corporation or other entity shall be deemed to control a corporation or other entity if such corporation or other entity possesses directly or indirectly the power to (i) vote 10% or more of the securities having ordinary voting power for the election of the directors of such other corporation or (ii) direct or cause the direction of the management and policies of such other corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

Contract Year shall mean, as applicable, the First Contract Year, and each one-year period thereafter.

Contracted Net Revenue shall mean that portion of the Net Revenue that is received, recognized or accrued by driversshield from a driversshield client pursuant to an agreement that does not contain a clause permitting the termination of such agreement, without cause, or such clause has expired without cancellation of that agreement.

Cost of Sales shall mean (i) payments by driversshield to a Vendor for a Repair, and (ii) the direct cost to driversshield of the Fulfillment Services, whether such services are performed by driversshield, or performed by EDS and invoiced to driversshield as set forth in Section B-5 of Exhibit B, and (iii) any Additional Services that are paid for by driversshield in accordance with Sections B-1(a), B-2(b)(i), or B-3(b)(i) of Exhibit B.

EDS Labor Rate shall mean eighty percent (80%) of EDS' then current commercial billing rates (which rates shall be subject to adjustment in accordance with Section D-5 of Exhibit D), discounted by the amount of the then current EDS Percentage.

EDS Percentage shall mean, for each calendar month of this Agreement after the Operational Date, the percentage of Net Revenue that is received, recognized or accrued by driversshield applicable to the prior calendar month, and payable to EDS in accordance with the terms of this Agreement.

EDS Revenue shall mean the amounts, derived from the EDS Percentage, actually paid to EDS hereunder.

First Contract Year shall mean the period of time beginning with the Operational Date, and ending on the last day of the twelfth (12th) calendar month thereafter. For example, if the Operational Date is January 15, 2000, the last day of the First Contract Year will be January 31, 2001.

Fulfillment Services shall mean the printing, assembly, material insertion, and postage to deliver the Driver's Shield(R) membership kit (which, as of the Effective Date, driversshield represents costs approximately Five Dollars ($5.00) per kit).

Net Revenue shall mean an amount determined, for any applicable period of time, by subtracting Cost of Sales from Total driversshield Revenue.

Operational Date shall mean the first date that the Website is made available for access by insurance carriers.

Repair shall mean a claim for the physical damage or mechanical repair of a motor vehicle that is processed, tracked or otherwise recorded on the Website.

Second Contract Year shall mean the one-year period beginning on the day after the last day of the First Contract Year.

Third Contract Year shall mean the one-year period beginning on the day after the last day of the Second Contract Year.

Total driversshield Revenue shall mean, for any applicable period of time, all revenues that are received, recognized or accrued by driversshield (and any Affiliate that EDS and driversshield may agree, pursuant to Section 4, may utilize the Website to process, track or otherwise record any data relating to a Repair) following the Operational Date, including but not limited to all: Repair payments from insurance carriers; Website listing fees; and driversshield membership fees (including renewal thereof) derived solely from memberships that were originated following the completion of a Repair processed, tracked, or otherwise recorded on the Website.

Vendor shall mean a motor vehicle repair facility, rental agency, appraiser, glass replacement company, salvage facility or other facility providing Repair-related services.

Website shall mean the internet website developed pursuant to the Website Specification.

                                    Exhibit B

                           Description of EDS Services

The EDS Services to be provided hereunder shall consist of (i) the Design and Development Services generally described in Section 2(a) of this Agreement, for which EDS shall be compensated as set forth in Section 5(a) of this Agreement, and (ii) the Operational Services, as described below, for which EDS shall be compensated as set forth in Section 5(b) of this Agreement.

B-1.     First Contract Year.


(a) Basic Services. During the First Contract Year, EDS will generally be responsible for providing the following items:

o EDS will use reasonable efforts to introduce driversshield to EDS' customers that provide auto insurance to its insureds.

o    EDS will provide an account manager responsible for:

o Coordinates and prioritizes resources to meet driversshield business requirements, ongoing and incremental

o    Accountable for deliverables

o    driversshield communications

o    Advises driversshield on IT aspects of its business plan

o    Escalation of relevant issues within EDS

o    Web hosting and help desk - as described in the Website Specification

o    Website enhancements - up to 100 hours monthly

o EDS will provide additional website enhancements, as mutually agreed, above 100 hours and, in consideration thereof, driversshield will pay for such additional hours at the lesser of (i) EDS' then current commercial billing rates, or (ii) an adjustable rate that shall start, as of the Effective Date, at One Hundred and Fifty Dollars ($150.00) per hour, and shall be subject to adjustment in accordance with Section D-5 of Exhibit D, which amount shall be invoiced by EDS and payable by driversshield in accordance with Section 5(d), and then, upon payment, included in the Cost of Sales.

o Implementation support to insurance carrier - up to 40 hours per carrier, with roles and responsibilities to be mutually agreed upon between EDS and driversshield, which may include:

o    Documentation / creation of training materials

o    Training tech support of carrier MIS department on:

o    Firewall / network issues

o    Password administration

o EDS will provide additional implementation support to insurance carriers, as mutually agreed, above 40 hours and, in consideration thereof, driversshield will pay for such additional hours at the lesser of (i) EDS' then current commercial billing rates, or (ii) an adjustable rate that shall start, as of the Effective Date, at One Hundred and Fifty Dollars ($150.00) per hour, and shall be subject to adjustment in accordance with Section D-5 of Exhibit D, which amount shall be invoiced by EDS and payable by driversshield in accordance with Section 5(d), and then, upon payment, included in the Cost of Sales.

(b) Incremental EDS Services During the First Contract Year. If the trigger described in Section B-2(b) is satisfied during the First Contract Year, then EDS agrees to perform, during the first two (2) months after such trigger is satisfied, up to One Thousand (1,000) hours of the additional services described in Section B-2(b)(i) below. Additionally, if during the First Contract Year the Contracted Net Revenue exceeds Four Hundred Thousand Dollars ($400,000.00) during any calendar month, then EDS will provide (during the two (2) months immediately following the completion of the first One Thousand (1,000) hours of services described in the preceding sentence), an additional One Thousand (1,000) hours to begin implementing some of the incremental services described in Section B-2(b)(i) below.

                  It is understood and agreed that (i) nothing in this Section B-1(b) shall require EDS to provide, during the First Contract Year, more than Two Thousand (2,000) hours of the incremental services described in Section B-2(b) below; and (ii) the services performed by EDS pursuant to this Section B-1(b) shall be credited toward EDS' obligations described in Section B-2(b).

B-2.     Second Contract Year.

(a) Basic Services. During the Second Contract Year, EDS will generally be responsible for providing the basic services described in Section B-1(a) above.

(b) Trigger for Incremental EDS Services. If during the First Contract Year, either (i) the Contracted Net Revenue exceeds Three Hundred and Eight Thousand, Three Hundred and Thirty Three Dollars ($308,333.00) for two (2) consecutive calendar months, or (ii) the Net Revenue exceeds Five Hundred Thousand Dollars ($500,000.00) for two (2) consecutive calendar months, EDS will provide, during the Second Contract Year, the following incremental services:

         (i) up to Six Thousand (6,000) hours of implementation and/or development services (less any hours provided by EDS pursuant to Section B-1(b)), to be used as mutually agreed for activities including but not limited to developing and implementing call center services similar to those provided by driversshield during the First Contract Year; additional definition and/or development work on the website; development and/or implementation of additional services like iBilling, financial EDI, or EDS*FAX; or a carrier interface (similar to informational website developed by EDS prior to the commencement of the Design and Development Services). If driversshield requests additional hours of support, driversshield will pay for such additional hours at the lesser of (i) EDS' then current commercial billing rates, or (ii) an adjustable rate that shall start, as of the Effective Date, at One Hundred and Fifty Dollars ($150.00) per hour, and shall be subject to adjustment in accordance with Section D-5 of Exhibit D, which amount shall be invoiced by EDS and payable by driversshield in accordance with Section 5(d), and then, upon payment, included in the Cost of Sales; and

         (ii) up to 25 total people to staff the call center, assuming up to 4,000 Repairs per month and based upon driversshield's estimate that each Repair will require an average of fifty
                  (50) minutes. Should the average amount of call minutes required per Repair exceed fifty (50), then EDS shall have the right to add additional personnel and invoice driversshield therefor at the EDS Labor Rate, which amount shall be due and payable in accordance with Section 5(d) of this Agreement. So long as the average amount of call minutes required per Repair does not exceed fifty (50), EDS agrees to increase the staffing of the call center (over the original 25) at no additional charge, at the rate of one additional person per each additional 160 Repairs per month; and

         (iii)    up to 3 total Account Executives; and

         (iv) An accounting system with a maximum cost of Fifty Thousand Dollars ($50,000.00) for acquisition/development and implementation, with driversshield and EDS to mutually define functionality/scope.

B-3.     Third Contract Year.

(a) Basic Services. During the Third Contract Year, EDS will generally be responsible for providing the Operational Services performed during the Second Contract Year.

(b) Trigger for Incremental EDS Services. If, during the final two (2) calendar months of the Second Contract Year, the EDS Revenue averages more than Three Hundred and Twelve Thousand, Two Hundred Dollars ($312,200.00) per month, then EDS will provide, during the Third Contract Year, the following incremental services:

         (i) up to Three Thousand (3,000) hours of implementation and/or development services to be used as mutually agreed for such activities as developing and implementing enhancements to the website. If driversshield requests additional hours of support, driversshield will pay for such additional hours at the lesser of (i) EDS' then current commercial billing rates, or (ii) an adjustable rate that shall start, as of the Effective Date, at One Hundred and Fifty Dollars ($150.00) per hour, and shall be subject to adjustment in accordance with Section D-5 of Exhibit D, which amount shall be invoiced by EDS and payable by driversshield in accordance with Section 5(d), and then, upon payment, included in the Cost of Sales; and

         (ii) up to 43 total people to staff the call center, assuming up to 9,333 Repairs per month and based upon driversshield's estimate that each Repair will require an average of forty
                  (40) minutes. Should the average amount of call minutes required per Repair exceed forty (40), then EDS shall have the right to add additional personnel and invoice driversshield therefor at the EDS Labor Rate, which amount shall be due and payable in accordance with Section 5(d) of this Agreement. So long as the average amount of call minutes required per Repair does not exceed forty (40), EDS agrees to increase the staffing of the call center (over the original 43) at no additional charge, at the rate of one additional person per each additional 217 Repairs per month; and

         (iii)    up to 4 total Account Executives.

B-4.     Fourth Contract Year.

(a) Basic Services. During the Fourth Contract Year, EDS will generally be responsible for providing the Operational Services performed during the Third Contract Year.

(b) Trigger for Incremental EDS Services. If, during the final two (2) calendar months of the Third Contract Year, the EDS Revenue averages more than One Million, Nine Hundred and Thirty Three Thousand, Three Hundred and Thirty Three Dollars ($1,933,333.00) per month, then EDS will provide, during the Fourth Contract Year, the following incremental services:

         (i) up to 66 total people to staff the call center, assuming up to 20,000 Repairs per month and based upon driversshield's estimate that each Repair will require an average of thirty
                  (30) minutes. Should the average amount of call minutes required per Repair exceed thirty (30), then EDS shall have the right to add additional personnel and invoice driversshield therefor at the EDS Labor Rate, which amount shall be due and payable in accordance with Section 5(d) of this Agreement. So long as the average amount of call minutes required per Repair does not exceed thirty (30), EDS agrees to increase the staffing of the call center (over the original
                  66) at no additional charge, at the rate of one additional person per each additional 303 Repairs per month; and

         (ii)     up to 5 total Account Executives.

B-5. Fulfillment Services. The parties anticipate that EDS will assume responsibility for performing the Fulfillment Services (the mailing of the driversshield membership kits) during the Second Contract Year; however, since EDS has not had the opportunity to estimate the resources required for such performance, the parties will negotiate in good faith a mutually agreeable price therefor, which amount will be invoiced to driversshield on a monthly basis and included in the Cost of Sales.

                                    Exhibit C

                              driversshield's Role

C-1. Data Transfers. Within five (5) days following the end of each month of this Agreement, driversshield will transmit to EDS, in a mutually agreed upon format, an updated file containing the current status of all Repair-related activity (including but not limited to Cost of Sales, Total driversshield Revenue, Contracted Net Revenue and Net Revenue), as necessary for EDS to (i) perform the EDS Services, and
         (ii) verify the amounts due EDS hereunder.

C-2.     DELETED

C-3. Software. driversshield will provide, or cause to be provided, to EDS the right to access driversshield-owned software (including any Deliverables) and software licensed to driversshield or a customer of driversshield by a vendor if such is required for EDS to perform the EDS Services, but for no other purpose. EDS will assist driversshield in determining whether driversshield will need to obtain any consents, licenses or other rights from vendors as contemplated by this Section C-3. driversshield will be responsible for obtaining any such consents, licenses or other rights and for finding an alternative solution in the event a vendor refuses consent.

C-4. Inability to Access. Notwithstanding C-3, if for any reason (including a determination that the costs and expenses associated with obtaining consents, licenses or other rights or with finding an alternative solution are unreasonable) driversshield declines or is unable to provide to EDS the right to access any hardware, related equipment or software for any reason, EDS will be relieved of those of its obligations under this Agreement that are affected by such lack of access rights, and the parties will mutually agree in writing on any appropriate adjustments to this Agreement, whether with respect to the scope of the EDS Services, EDS' charges or otherwise.

C-5. Personnel Resources. driversshield will provide and make available to EDS appropriate management and technical personnel of driversshield who will work with EDS and will perform, on a timely basis, those activities referenced in this Agreement, the responsibility for which is required therein to be assumed by driversshield. In addition, driversshield will cooperate with EDS through making available such personnel, management decisions, information, authorizations, approvals and acceptances in order that EDS' performance of the EDS Services may be properly, timely and efficiently accomplished.

C-6. Other Resources. Unless this Agreement specifically states otherwise, driversshield will provide and be responsible for all:

            o   Call center staff including:
                               Shop management personnel
                               Account executive personnel
                               Accounting workstation / system
            o   Fulfillment services
            o   Sales and marketing
            o   Fax servers and support
            o Implementation support to insurance carrier (to be determined by EDS & driversshield)

                                    Exhibit D

                                  Compensation

D-1.     First Contract Year.

                  During the First Contract Year, the EDS Percentage shall be Thirty Percent (30%) of Net Revenue; provided, however, that

         (i) driversshield shall be entitled to retain for itself one hundred percent (100%) of the Net Revenue until it has recouped the amount that it paid EDS for the Design and Development Services pursuant to Section 5(a) of this Agreement; and

         (ii) after driversshield has recouped the amount set forth in (i) above, EDS shall be paid one hundred percent (100%) of the Net Revenue until it has recouped an amount equal to $100 per hour for each hour in excess of 2,800 that it expended performing the Design and Development Services (up to 3,600 hours).

D-2.     Second Contract Year.

         For each month of the Second Contract Year, the EDS Percentage shall be Thirty Five Percent (35%).

D-3.     Third Contract Year.

         For each month of the Third Contract Year, the EDS Percentage shall be Forty Two Percent (42%).

D-4.     Fourth Contract Year.

         For each month of the Fourth Contract Year, the EDS Percentage shall be Forty Two Percent (42%).

D-5. Annual Adjustment to Charges Using Hewitt Index. The Parties acknowledge and agree to use the percent change in "Total Cash Compensation" for Systems Integration Job Families (the "Percent Change") as the basis for annual adjustments to all charges to be paid by driversshield to EDS under this Agreement as being subject to this Section D-5 (the "Hewitt Index Adjustable Charges"), as the Percent Change is either reported in the Hewitt Associates Index for Total Cash Compensation (the "Index") or as such Systems Integration Job Families information is otherwise made available by the management consulting firm of Hewitt Associates LLC (or another comparable measure published or made available by a mutually agreeable source should the Index no longer be published, the content or format of the Index substantially change or Hewitt Associates LLC no longer make comparable Systems Integration Job Families information available). If, on any September 1 during the term of this Agreement, the most recently published or available Percent Change is positive, an adjustment to the Hewitt Index Adjustable Charges will be made by increasing the Hewitt Index Adjustable Charges by such Percent Change. If an adjustment is not made on a September 1 for any reason, then the basis for measuring the Percent Change for the following September 1 will be same as the basis for measuring the Percent Change for the September 1 on which no adjustment was made. The Parties acknowledge and agree that EDS will adjust the Hewitt Index Adjustable Charges and will advise driversshield of such adjustment in writing so that the new charges will amend this Agreement and become effective on the applicable September 1. If no adjustment is made on a September 1 for any reason, EDS will advise driversshield in writing of such fact.

                                    Exhibit E

                                 Confidentiality

E-1. Scope of Obligation. Except as otherwise expressly provided in this Agreement, EDS and driversshield each agrees that (a) all information communicated to it by the other and identified as confidential, whether before or after the date hereof, (b) all information identified as confidential to which it has access in connection with the EDS Services, whether before or after the date hereof, and (c) this Agreement and the parties' rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of EDS and driversshield agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. No such information will be disclosed by the recipient party without the prior written consent of the other party; provided, however, that each party may disclose this Agreement and the other party's confidential information to those of the recipient party's attorneys, auditors, insurers (if applicable), subcontractors and full time employees who have a need to have access to such information in connection with their employment (or engagement, if applicable) by the recipient party, so long as the recipient party requires, in the case of its attorneys, auditors and insurers, that each of them execute a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Exhibit E and advises, in the case of its subcontractors and employees, each such subcontractor and employee of the confidentiality obligations set forth in this Exhibit E. In any event, compliance by each of the persons referenced in the preceding sentence with the confidentiality obligations set forth in this Exhibit E will remain the responsibility of the party employing or engaging such persons.

E-2. Exceptions. The foregoing will not prevent either party from disclosing information that belongs to such party or (i) is already known by the recipient party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) is rightfully received from a third party, (iv) is independently developed without use of the other party's confidential information or (v) is disclosed without similar restrictions to a third party by the party owning the confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the party required to disclose the confidential information, to the extent possible, provides the other party with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure; provided, however, that, in the event of a tax audit, (A) notice of a disclosure requirement in connection therewith will not be given prior to the commencement of the audit, and (B) the parties will use commercially reasonable efforts to ensure that any confidential information that is subject to a valid request for delivery of a copy of such information (including a copy of this Agreement) to the taxing authority is not subject to further disclosure by it (such as by marking such information as a trade secret). If confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to
         Section 10 of this Agreement, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request of the disclosing party at the expiration or termination of this Agreement for any reason, all documented confidential information (and all copies thereof) of the disclosing party will be returned to the disclosing party or will be destroyed, with written certification thereof being given to the disclosing party. The provisions of this Exhibit E will survive the expiration or termination of this Agreement for any reason. Notwithstanding anything to the contrary herein, the parties acknowledge that certain disclosure of this Agreement may be required to be filed with the U.S. Securities and Exchange Commission ("SEC") and/or an exchange on which the party's common stock is traded, and nothing in this Agreement shall prevent either party from making such required disclosures upon advice of their respective counsel. Additionally, the terms of this Agreement may be disclosed to potential investors of driversshield so long as driversshield requires such potential investors to execute a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Exhibit E.

                                    Exhibit F

                       Warranties and Additional Covenants

F-1. Performance. EDS represents and warrants that all EDS Services will be performed in a professional and workmanlike manner.

F-2. driversshield Information. driversshield represents and warrants that, to the best of its knowledge, the information furnished by driversshield to EDS on which EDS based the description of the EDS Services and the charges to be paid by driversshield therefor, in each case as set forth in this Agreement, is accurate and complete in all material respects.

F-3. Viruses. Each party will use commercially reasonable measures to screen any software provided or made available by it to the other party hereunder for the purpose of avoiding the introduction of any "virus" or other computer software routine or hardware components which are designed (i) to permit access or use by third parties to the software of the other party not authorized by this Agreement, (ii) to disable or damage hardware or damage, erase or delay access to software or data of the other party or (iii) to perform any other similar actions.

F-4. Disabling Codes. EDS will not, without informing driversshield's Representative, knowingly insert into the software used by it hereunder any code or other device which would have the effect of disabling, damaging, erasing, delaying or otherwise shutting down all or any portion of the EDS Services or the hardware, software or data used in performing the EDS Services. EDS will not invoke such code or other device at any time, including upon expiration or termination of this Agreement for any reason, without driversshield's prior written consent.

F-5. Year 2000. driversshield acknowledges and agrees that EDS will not be responsible for:

                  (a) Changes, modifications, updates or enhancements to, and any inaccuracies, delays, interruptions or errors caused by, interfaces between any EDS-proprietary system and any system that EDS does not operate under this Agreement;

                  (b) Any inaccuracies, delays, interruptions or errors occurring as a result of incorrect data or data from other systems, including telecommunications systems, software, hardware, processes or third parties provided in a format that is inconsistent with the format and protocols established for any EDS-proprietary system, including date data in two digit format, even if such data is required for the operation of that system; and

                  (c) any inaccuracies, delays, interruptions or errors occurring as a result of incorrect data or data from telecommunication systems.


F-6. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT F, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE, OF ANY INFORMATION TECHNOLOGY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. EDS DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED, ERROR-FREE OR YEAR 2000 COMPLIANT.

                                    Exhibit G

                                   Indemnities

G-1.     Claims Relating to Personal Injury and Property Damage.

         (a) General. EDS and driversshield each will be responsible for any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses"), to their respective tangible personal or real property (whether owned or leased), and each party agrees to look only to its own insuring arrangements (if any) with respect to such Losses. EDS and driversshield each will be responsible for Losses for the death of or personal injury to any person (including any employee of either party) and Losses for damages to any third party's tangible personal or real property (whether owned or leased), in accordance with the law of the jurisdiction in which such Loss is alleged to have occurred. Subject to Section 13 of this Agreement and the procedures set forth below in Section G-4, each party will indemnify and defend the other party and hold the other party harmless from any and all Losses arising out of, under or in connection with claims for which the indemnitor is responsible under the preceding sentence.

         (b) Waiver of Subrogation. EDS and driversshield waive all rights to recover against each other for any Loss to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. EDS and driversshield will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party. Each Party will give the other written notice if a waiver of subrogation is unobtainable or obtainable only at additional expense. If the Party receiving such notice agrees to reimburse the other Party for such additional expense, the other Party will obtain such waiver of subrogation. If a waiver is unobtainable or if a Party elects not to pay the additional expense of a waiver, then neither Party nor their insurers will waive such subrogation rights.

G-2.     Infringement Claims.

         (a) General. Subject to Section 13 of this Agreement, the limitations set forth below in this Section G-2 and the procedures set forth below in Section G-4, EDS and driversshield each agrees to defend the other party against any action to the extent that such action is based upon a claim that the software (other than third party software) or confidential information provided by the indemnitor, or any part thereof, (i) infringes a copyright perfected under United States statute, (ii) infringes a patent granted under United States law or (iii) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any Losses that are attributable to such claim finally awarded by a court of competent jurisdiction.

         (b) Exclusions. Neither EDS nor driversshield will be liable to the other for claims of indirect or contributory infringement. The indemnitor will have no liability to the indemnitee hereunder if (i) the claim of infringement is based upon the use of software provided by the indemnitor hereunder in connection or in combination with equipment, devices or software not supplied by the indemnitor or used in a manner for which the software was not designed, (ii) the indemnitee modifies any software provided by the indemnitor hereunder and such infringement would not have occurred but for such modification, or uses the software in the practice of a patented process and there would be no infringement in the absence of such practice, or (iii) the claim of infringement arises out of the indemnitor's compliance with specifications provided by the indemnitee and such infringement would not have occurred but for such compliance.

         (c) Additional Remedy. If software or confidential information becomes the subject of an infringement claim under this Section G-2, or in the indemnitor's opinion is likely to become the subject of such a claim, then, in addition to defending the claim and paying any damages and attorneys' fees as required above in this Section G-2, the indemnitor may, at its option and in its sole discretion, (A) replace or modify the software or confidential information to make it noninfringing or cure any claimed misuse of another's trade secret or (B) procure for the indemnitee the right to continue using the software or confidential information pursuant to this Agreement. Any costs associated with


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                  implementing either of the above alternatives will be borne by the indemnitor but will be subject to Section 13 of this Agreement. If neither alternative is pursued by, or (if pursued) is available to, the indemnitor, (x) the indemnitee will return such software or confidential information to the indemnitor and (y) if requested by the indemnitee in good faith, the parties will negotiate, pursuant to Section 10 of this Agreement but subject to Section 13 of this Agreement, to reach a written agreement on what, if any, monetary damages
                  (in addition to the indemnitor's obligation to defend the claim and pay any damages and attorneys' fees as required above in this Section G-2) are reasonably owed by the indemnitor to the indemnitee as a result of the indemnitee no longer having use of such software or confidential information. The payment of any such monetary damages will be the indemnitee's sole and exclusive remedy for the inability of the indemnitor to implement either of the above alternatives.

G-3. Claims Relating to Internet Usage. driversshield warrants that the publication of any material delivered by or through it hereunder will not violate the copyright laws of the United States or any other jurisdiction, unlawfully infringe or interfere in any way with the literary property or rights of another or contain libelous or indecent matter. Subject to Section 13 of this Agreement and the procedures set forth below in Section G-4, driversshield will indemnify and defend EDS and hold EDS harmless from any and all Losses, including those associated with claims for indirect or contributory infringement, arising out of, under or in connection with any claims relating to (i) content, whether of an editorial, advertising or other nature, (ii) the provision, use, alteration or distribution thereof, the accessibility thereto or the exchange of information over the Internet in connection therewith, including copyright infringement, libel, indecency, false light, misrepresentation, invasion of privacy or image or personality rights, (iii) statements or other materials made or made available by readers of the content or by persons to whom the content is linked at the request of driversshield or (iv) the conduct of driversshield's business.

G-4. Procedures. The indemnification obligations set forth in this Exhibit G will not apply unless the party claiming indemnification: (a) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this Exhibit G if and to the extent that the indemnitor is prejudiced thereby; and (b) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the party entitled to indemnification may assume the defense at the indemnitor's cost and expense. The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

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